UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2014 (July 7, 2014)

ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 2091 Stierlin Court Mountain View, California	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Options

(e) On July 7, 2014, the Board of Directors (the “Board”) of Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”) approved the grant of a stock option (the “Option”) to James V. Cassella, the Company’s Executive Vice President, Research and Development, and Chief Scientific Officer. The Option was granted under and in accordance with the terms and conditions of the Company’s 2005 Equity Incentive Plan (the “Plan”) and the Form of Notice of Grant of Award and Form of Option Agreement (the “Related Agreements”) previously filed with the U.S. Securities and Exchange Commission (“SEC”) as Exhibit 10.5 to the Company’s registration statement on Form S-1 on December 22, 2005.

Pursuant to the Plan and the Related Agreements, the Option will vest as to 25% of the underlying shares of common stock on June 27, 2015 and will vest as to the remaining underlying shares monthly over the following 36 months, provided in each case that Dr. Cassella remains employed by the Company through the applicable vesting date. The exercise price for the Option is $4.45, the closing price for the Company’s Common Stock on the Nasdaq Global Market on the date of such grant. The Option is in addition to the grant of a stock option to purchase 125,000 shares of the Company’s common stock previously approved by the Board on June 27, 2014 and as previously disclosed on the Company’s current report on Form 8-K as filed with the SEC on June 30, 2014.

The following table sets forth the Award granted to Dr. Cassella:

Executive Officer	Options Granted
James V. Cassella, Ph.D. Executive Vice President, Research and Development, and Chief Scientific Officer	25,000

The foregoing summary of the Related Agreements is qualified in its entirety by reference to the full text of the Related Agreements that the Company has previously filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXZA PHARMACEUTICALS, INC.
Date: July 8, 2014
	By:	/s/ Mark Oki

Mark Oki Senior Vice President, Finance, Chief Financial Officer and Secretary